As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-1309529 (I.R.S. Employer Identification Number)

1001 Fannin Street
Suite 4000
Houston, Texas 77002
(713) 512-6200
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. 2004 STOCK INCENTIVE PLAN
(Full titles of the Plans)

Rick L Wittenbraker
Waste Management, Inc.
1001 Fannin Street
Suite 4000
Houston, Texas 77002
(713) 512-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	Registered (1)	share	price	registration fee

Common Stock, par value $0.01 per share	34,000,000 (2)	$28.49 (3)	$968,660,000 (4)	$116,291 (2)

(1)	Represents the aggregate number of shares available for issuance under the 2004 Stock Incentive Plan.

(2)	Includes 548,656 shares and 1,235,000 shares that are not subject to outstanding awards, but were previously approved for issuance under the Registrant’s 2000 Stock Incentive Plan and 1996 Stock Option Plan for Non-Employee Directors, respectively, that were registered under Registration Statement on Form S-8 (Registration No. 333-45066) and have been rolled into the 2004 Stock Incentive Plan. These shares will no longer be available for issuance under the old plans or the previously filed registration statement. Registration fees of $2,752.06 and $6,194.76 were previously paid to register these shares.

(3)	Represents the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 26, 2004.

(4)	Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of Common Stock on the New York Stock Exchange on May 26, 2004.

EXPLANATORY STATEMENT

     On May 14, 2004 our stockholders approved the adoption by our Board of Directors of the Waste Management, Inc. 2004 Stock Incentive Plan. The terms of the 2004 Stock Incentive Plan provide that once the plan becomes effective, all shares available for awards under our 2000 Stock Incentive Plan and our 1996 Stock Option Plan for Non-Employee Directors will become available for issuance under the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan also provides that we can issue that number of shares equal to the number of shares that subsequently become available under either of the old plans due to expiration or other termination of outstanding awards under those plans. Any shares that become available for issuance under the 2004 Stock Incentive Plan will no longer be available for issuance under either of the old plans. Under the 2004 Stock Incentive Plan, an aggregate of 34,000,000 shares of our common stock may be issued pursuant to awards granted under that plan.

     Upon the effectiveness of the 2004 Stock Incentive Plan, 548,656 shares that had been authorized, but were not subject to outstanding awards, under the 2000 Stock Incentive Plan became available for issuance under the 2004 Stock Incentive Plan. Additionally, 1,235,000 shares that had been authorized, but were not subject to outstanding awards, under the 1996 Non-Employee Directors’ Plan also became available for issuance under the 2004 Stock Incentive Plan. In addition to these shares, we may issue additional shares, including that number that in the future become available because of termination, cancellation or other forfeiture of outstanding awards under the 2000 Stock Incentive Plan and 1996 Non-Employee Directors’ Plan, up to an aggregate of 34,000,000 shares.

     Pursuant to the principles set forth in Interpretations 89 and 90 under Section G, “Securities Act Forms,” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to Form S-8, we are carrying forward to this registration statement the 548,656 shares from the 2000 Stock Incentive Plan and the 1,235,000 shares from the 1996 Non-Employee Directors’ Plan. We are also, contemporaneously with this filing, filing an amendment to the registration statement filed on September 1, 2000 (Registration No. 333-45066) that registered the issuance of shares under the 2000 Stock Incentive Plan and 1996 Non-Employee Directors’ Plan to deregister the issuance under that registration statement of the 1,783,656 shares that have been rolled into the 2004 Stock Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 1, 1993, as amended on Form 8-B filed with the Commission on July 13, 1995.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Certificate of Incorporation (the “Charter”) and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers, employees and agents (as well as persons serving as a director, officer, employee or agent of any of the Registrant’s direct or indirect subsidiaries) to the extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Sections 102 and 145 of the DGCL provide that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances, as described below.

     In accordance with Section 102 of the DGCL, the Registrant’s Charter contains a provision that eliminates the personal liability of directors of the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the Registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit.

     Pursuant to Subsection (a) of Section 145 of the DGCL, the Registrant’s Bylaws provide that the Registrant shall indemnify any director, officer, employee or agent, or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), against expenses

(including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

     Pursuant to Subsection (b) of Section 145 of the DGCL, the Registrant’s Bylaws provide that the Registrant shall indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred in connection with the investigation, preparation to defend or defense of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery (or such other court in which such action or suit has been brought) shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Registrant’s Bylaws further provide that, to the extent that a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any person seeking indemnification as described above shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The indemnification provided by Section 145 of the DGCL shall not be exclusive of any other rights to which the party seeking indemnification may be entitled.

     Section 145 of the DGCL also provides that a corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL. The Registrant has purchased certain liability insurance for its officers and directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.1	-	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002).

4.2	-	Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002).

4.3	-	Waste Management, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Appendix C of the Company’s Notice and Proxy Statement dated April 8 2004, for the Annual Meeting of Stockholders held on May 14, 2004).

5.1	-	Opinion of John S. Tsai with respect to the legality of the securities.

23.1	-	Consent of Ernst & Young LLP.

23.2	-	Explanatory Statement Concerning Absence of Current Written Consent of Arthur Andersen LLP.

23.3	-	Consent of John S. Tsai (included in Exhibit 5.1).

24.1	-	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints A. Maurice Myers, David P. Steiner and Rick L Wittenbraker, and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- or post-effective amendments to this Registration Statement, including without limitation any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 27th day of May, 2004.

WASTE MANAGEMENT, INC.
/s/ David P. Steiner
By:	David P. Steiner
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 27th day of May, 2004.

Signature	Title

/s/ David P. Steiner	Chief Executive Officer and Director
David P. Steiner	(Principal Executive Officer)

/s/ Robert G. Simpson	Senior Vice President and Chief Financial Officer
Robert G. Simpson	(Principal Financial Officer)

/s/ Greg A. Robertson	Vice President and Chief Accounting Officer
Greg A. Robertson	(Principal Accounting Officer)

Signature	Title

Director
Pastora San Juan Cafferty

/s/ Frank M. Clark, Jr.	Director
Frank M. Clark, Jr.

Director
Robert S. Miller

/s/ A. Maurice Myers	Director
A. Maurice Myers

/s/ John C. Pope	Director
John C. Pope

/s/ W. Robert Reum	Director
W. Robert Reum

/s/ Steven G. Rothmeier	Director
Steven G. Rothmeier

/s/ Carl W. Vogt	Director
Carl W. Vogt

INDEX TO EXHIBITS

Exhibit
Number		Description
4.1	-	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002).

4.2	-	Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002).

4.3	-	Waste Management, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Appendix C of the Company’s Notice and Proxy Statement dated April 8, 2004, for the Annual Meeting of Stockholders held on May 14, 2004).

5.1	-	Opinion of John S. Tsai with respect to the legality of the securities.

23.1	-	Consent of Ernst & Young LLP.

23.2	-	Explanatory Statement Concerning Absence of Current Written Consent of Arthur Andersen LLP.

23.3	-	Consent of John S. Tsai (included in Exhibit 5.1).

24.1	-	Powers of Attorney (included on the signature page of this Registration Statement).